UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2025

Whitestone REIT
(Exact name of registrant as specified in charter)
Maryland	001-34855	76-0594970
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 South Gessner, Suite 500,	77063
Houston, Texas
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 827-9595
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule #14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares of Beneficial Interest, par value $0.001 per share	WSR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On September 19, 2025, Whitestone REIT (the “Company”), through its operating partnership, Whitestone REIT Operating Partnership, L.P. (the “Operating Partnership”), entered into an unsecured credit facility (the “2025 Facility”) pursuant to that certain Fourth Amended and Restated Credit Agreement (the “A&R Credit Agreement”), dated September 19, 2025, by and among the Operating Partnership, the Guarantors from time to time parties thereto, the several financial institutions from time to time party thereto and Bank of Montreal, as administrative agent (the “Administrative Agent”). The A&R Credit Agreement amends and restates that certain Third Amended and Restated Credit Agreement, dated September 16, 2022 with the Administrative Agent, and the other agents and lenders named therein (as amended, restated, supplemented or otherwise modified prior to September 19, 2025, the “Existing Credit Agreement”).

The 2025 Facility is comprised of the following two tranches:

●	$375.0 million unsecured revolving credit facility with a maturity date of September 19, 2029, with two six-month options to extend the maturity date to September 19, 2030 (the “Revolver”); and
●	$375.0 million unsecured term loan with a maturity date of January 31, 2031 (“Term Loan”).

Borrowings under the 2025 Facility accrue interest (at the Operating Partnership’s option) at a Base Rate or Term SOFR plus an applicable margin based upon the Company’s then existing leverage. Based on the Company’s current leverage ratio, the Revolver has an initial interest rate of Term SOFR plus 1.40%. In addition, the Company entered into interest rate swaps to fix the Term SOFR rates on the Term Loan. The Term Loan has the following interest rates:

●	3.40% (Term SOFR) plus 1.35% (current applicable margin) through September 30, 2026
●	3.36% (Term SOFR) plus 1.35% (current applicable margin) from October 1, 2026 through January 31, 2028
●	3.42% (Term SOFR) plus 1.35% (current applicable margin) from February 1, 2028 through January 31, 2031

Base Rate means, for any day, the highest of: (a) the Administrative Agent’s prime commercial rate, (b) the sum of (i) the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York for such day, plus (ii) 0.50%, or (c) the sum of (i) Term SOFR for a one-month tenor in effect on such day plus (ii) 1.10%. Term SOFR means, for any such day, the SOFR-based term rate for the day two (2) business days prior.

The A&R Credit Agreement contains substantially similar terms to the Existing Credit Agreement. Other material terms, including financial covenants, were not changed by the A&R Credit Agreement, except as follows:

●	a 10 basis point credit spread adjustment previously applied to SOFR-based loans was eliminated;
●	the maturity date for both the Revolver and the Term Loan were extended to the maturity dates described above;
●	the interest rates were adjusted as described above; and
●	the unused fee applicable to the Revolver was reduced by 5 basis points in instances where the average daily unused commitments are less than 50% of the total revolving commitments.

At closing, the Company used (i) approximately $83.2 million of proceeds from the Term Loan to repay amounts outstanding under its previous unsecured revolving credit facility, (ii) $285 million of proceeds from the Term Loan to refinance in full the Company’s Term Loan and (iii) approximately $6.8 million from the Term Loan towards fees and expenses related to the A&R Credit Agreement.

The foregoing description of the 2025 Facility does not purport to be complete and is qualified in its entirety by the terms of the 2025 Facility, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated in this Item 2.03 by reference.

Item 7.01 Regulation FD Disclosure.

On September 22, 2025, the Company issued a press release related to the Company’s and the Operating Partnership’s entry into the A&R Credit Agreement. A copy of the press release is filed herewith as Exhibit 99.1.

The information furnished in Item 7.01 and the attached Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1
Fourth Amended and Restated Credit Agreement and Incremental Term Loan Joinder dated September 19, 2025, by and among Whitestone REIT Operating Partnership, L.P., as the borrower, Whitestone REIT et.al. as guarantors, the lenders party thereto, and Bank of Montreal, as Administrative Agent.

99.1	Press Release of Whitestone REIT, dated September 22, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Whitestone REIT
(Registrant)

Date:	September 23, 2025	By: /s/ John S. Hogan
Name: John S. Hogan Title: Chief Financial Officer